Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Quarterly Revenue of $5.1 Million

Company Generates Positive Cash Flow from Operations;
Reiterates Expectations for Revenue Growth of at Least 20% for Fiscal Year 2018

Hackensack, NJ – March 15, 2018 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the third fiscal quarter and nine months ended January 31, 2018.

Third Quarter and Recent Business Highlights:

•	Revenue of $5.1 million, an increase of 42.6% year-over-year

•	Recorded Translational Oncology Services (“TOS”) revenue of $4.8 million, an increase of 49.9% year-over-year

•	Reiterated expectations for fiscal year 2018 revenue growth of at least 20%

•	Reported operating income, excluding non-cash stock based compensation and depreciation, of $183,000

•	Collaborated in global research study for patients with ROS1 Cancer

Ronnie Morris, CEO of Champions, commented, “For the third consecutive quarter we delivered revenue in excess of $5 million, maintained disciplined management of expenses and continued on a trajectory towards year-over-year revenue growth of at least 20% in fiscal 2018. With revenue growth of more than 40% in the third fiscal quarter and an extremely modest rise in costs and operating expenses of just under 4%, we continue to demonstrate the leverage in our business model that is propelling us towards long-term profitability as we continue to scale and increase the services we provide to new and existing customers.”

“The level of active engagement with customers for new studies and applications for our tumor bank remains encouraging and signals opportunities for meaningful growth in the coming quarters,” added Morris. “Looking ahead, we have the infrastructure to service our pipeline of new projects and execute our vision to achieve long-term profitability.”

Third Fiscal Quarter Financial Results

For the third quarter of fiscal 2018, revenue increased 42.6% to $5.1 million compared to $3.6 million for the third quarter of fiscal 2017. Total operating expenses for the third quarter of fiscal 2018 were $5.1 million compared to $5.0 million for the third quarter of fiscal 2017, an increase of $183,000 or 3.7%.

Exhibit 99.1

For the third quarter of fiscal 2018, Champions reported a loss from operations of $67,000, which includes $257,000 in stock-based compensation and depreciation expense, an improvement of $1.3 million or 95.2% compared to the loss from operations of $1.4 million, inclusive of $277,000 in stock-based compensation and depreciation expense, in the third quarter of fiscal 2017. Excluding stock based compensation and depreciation, Champions recognized income from operations of $183,000 for the third quarter of fiscal 2018 compared to a loss from operations, excluding stock-based compensation and depreciation, of $1.1 million in the third quarter of fiscal 2017.

Net cash generated was $402,000 for the three months ended January 31, 2018. Net cash used for the same period last year was $839,000. The improvement in cash flow is the result of revenue growth and expense management.

The Company ended the quarter with $1.1 million of cash and cash equivalents and reiterated its position that it does not need to raise capital to fund operations.

TOS revenue was $4.8 million for the three months ended January 31, 2018, compared to $3.2 million for the three months ended January 31, 2017, an increase of $1.6 million or 49.9%.

TOS cost of sales was $2.3 million for the three months ended January 31, 2018, an increase of $200,000, or 8%, compared to $2.1 million for the three months ended January 31, 2017. The increase in TOS cost of sales was due to an increase in the number and size of TOS studies. For the three months ended January 31, 2018 and 2017, gross margin for TOS was 53.3% compared to 35.2% for the three months ended January 31, 2017. While the gross margin often fluctuates quarter to quarter, resulting from timing differences between revenue and expense recognition, the improvement in gross margin is mostly attributable to the increase in revenue, leveraged against the fixed cost portion of cost of sales.

Personalized Oncology Services ("POS") revenue was $259,000 for the three months ended January 31, 2018 compared to $347,000 for the three months ended January 31, 2017, a decrease of $88,000 or (25.4%). The decrease is due mainly to a decrease in implant and drug study revenue.

POS cost of sales was $220,000 for the three months ended January 31, 2018, a decrease of $ 100,000, or (31.3%), compared to $320,000 for the three months ended January 31, 2017. For the three months ended January 31, 2018, gross margin for POS was 15.1% compared to 7.8% for the three months ended January 31, 2017. The improvement is attributed to the increase in higher margin sequencing revenue.

Research and development expense was $1.0 million for both the three months ended January 31, 2018 and 2017. Sales and marketing expense for the three months ended January 31, 2018 was $627,000, a decrease of $99,000, or (13.6%), compared to $726,000 for the three months ended January 31, 2017. The decrease is mainly due to a reduction of marketing resources for the POS division. General and administrative expense was $1.0 million for the three months ended January 31, 2018 compared to $836,000 for the three months ended January 31, 2017, an increase of $164,000 or 20.1%.

Year-to-Date Financial Results

For the first nine months of fiscal 2018, revenue increased 31% to $15.3 million, as compared to $11.7 million for the first nine months of fiscal 2017. Total operating expenses for the first nine months of both fiscal 2018 and 2017 were $16.1 million.

Exhibit 99.1

For the first nine months of fiscal 2018, Champions reported a loss from operations of $755,000, which includes $863,000 in stock-based compensation and $253,000 in depreciation, an improvement of $3.6 million, or 83%, compared to the loss from operations of $4.4 million, inclusive of $1.9 million in stock-based compensation and $127,000 in depreciation, in the first nine months of fiscal 2017. Excluding stock-based compensation and depreciation, Champions recognized income from operations of $339,000 for the nine months ended January 31, 2018 compared to a loss from operations, excluding stock-based compensation and depreciation, of $2.4 million for the nine months ended January 31, 2017.

TOS revenue was $14.2 million for the nine months ended January 31, 2018 compared to $10.3 million for the nine months ended January 31, 2017, an increase of $3.9 million or 37.8%.

TOS cost of sales was $6.9 million for the nine months ended January 31, 2018, an increase of $900,000, or 15.1%, compared to $6.0 million for the nine months ended January 31, 2017. Gross margin for TOS was 51.8% for the first nine months of fiscal 2018 compared to 42.3% for the first nine months of fiscal 2017.

POS revenue was $1.0 million for the nine months ended January 31, 2018 compared to $1.4 million for the nine months ended January 31, 2017, a decrease of $400,000 or (20.5%).

POS cost of sales was $900,000 for the nine months ended January 31, 2018, a decrease of $300,000, or 25.4%, compared to $1.2 million for the nine months ended January 31, 2017. Gross margin for POS for the nine months ended January 31, 2018 was 19.1% compared to 13.8% for the nine months ended January 31, 2017.

Research and development expense was $3.3 million for the nine months ended January 31, 2018, an increase of $100,000 or 2.8% compared to $3.2 million for the nine months ended January 31, 2017. Sales and marketing expense for the nine months ended January 31, 2018 was $1.9 million, a decrease of $500,000, or (21.4%), compared to $2.4 million for the nine months ended January 31, 2017. General and administrative expense was $3.2 million for the nine months ended January 31, 2018, a decrease of $200,000 or (6.7%), compared to $3.4 million for the nine months ended January 31, 2017.

Net cash used in operations was $1.2 million for the nine months ended January 31, 2018 compared to $3.2 million for the nine months ended January 31, 2017, a decrease of $2 million or (62.5%).

Cash and cash equivalents were $1.1 million as of January 31, 2018 compared to $3.3 million as of April 30, 2017.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30:00 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, March 19, 2018 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

Exhibit 99.1

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and nine months ended January 31, 2018 and 2017. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2017 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
Net (loss) - GAAP	$(76)	$(1,409)	$(844)	$(4,460)
Less:
Stock-based compensation	152	237	863	1,901
Net gain (loss) - non-GAAP	$76	$(1,172)	$19	$(2,559)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
EPS – GAAP	$(0.01)	$(0.13)	$(0.08)	$(0.32)
Less:
Effect of stock-based compensation on EPS	0.01	0.02	0.06	0.17
EPS - non-GAAP	$—	$(0.11)	$(0.02)	$(0.15)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
TOS operating revenue	4,823	3,218	14,242	10,337
POS operating revenue	$259	$347	$1,077	$1,354
Total operating revenue	$5,082	$3,565	$15,319	$11,691
Cost of TOS	2,253	2,086	6,866	5,965
Cost of POS	220	320	871	1,167
Research and development	1,045	998	3,308	3,217
Sales and marketing	627	726	1,862	2,369
General and administrative	1,004	836	3,167	3,393
Loss from Operations	$(67)	$(1,401)	$(755)	$(4,420)
Other (Expense)	(7)	(8)	(71)	(33)
Net Loss before provision for income taxes	$(74)	$(1,409)	$(826)	$(4,453)
Income taxes	(2)	—	(18)	7
Net Loss	$(76)	$(1,409)	$(844)	$(4,460)

Condensed Consolidated Balance Sheets as of (Unaudited)

	January 31, 2018	April 30, 2017
Cash and cash equivalents	$1,062	$3,295
Accounts receivable	2,942	2,274
Other current assets	185	300
Total current assets	4,189	5,869

Restricted cash	150	150
Property and equipment, net	1,980	1,216
Other long term assets	107	107
Goodwill	669	669
Total assets	$7,095	$8,011

Accounts payable and accrued liabilities	$2,326	$2,537
Deferred revenue	3,851	4,910
Total current liabilities	6,177	7,447

Other Non-current Liability	446	164
Stockholders’ equity	472	400
Total liabilities and stockholders’ equity	$7,095	$8,011

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended January 31,
	2018	2017
Cash flows from operating activities:
Net Loss	$(844)	$(4,460)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	848	1,901
Issuance of common stock for services	15	20
Depreciation and amortization expense	253	127
Changes in operating assets and liabilities	(1,507)	(826)
Net cash used in operating activities	(1,235)	(3,238)

Cash flows from investing activities:
Purchases of property and equipment	(1,017)	(181)
Net cash used in investing activities:	(1,017)	(181)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	—	4,340
Proceeds from the exercise of stock options	38	—
Capital lease payments	(19)	(18)
Net cash provided by financing activities:	19	4,322

Increase (decrease) in cash and cash equivalents	(2,233)	903
Cash and cash equivalents, beginning of period	3,295	2,585
Cash and cash equivalents, end of period	$1,062	$3,488